Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

(Unaudited)

March 31, 2017

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets (unaudited)
(dollars in millions except per share and share amounts)

	As of March 31, 2017	As of December 31, 2016
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,345 and $5,325)	$5,464	$5,388
Short-term investments, at fair value	204	143
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	369	357
Total investment portfolio	6,037	5,888
Cash	30	29
Premiums receivable	370	326
Ceded unearned premium reserve	781	788
Reinsurance recoverable on unpaid losses	181	192
Salvage and subrogation recoverable	260	249
Credit derivative assets	8	7
Deferred tax asset, net	174	176
Financial guaranty variable interest entities’ assets, at fair value	645	644
Other assets	152	149
Total assets	$8,638	$8,448
Liabilities and shareholder's equity
Unearned premium reserve	$2,498	$2,487
Loss and loss adjustment expense reserve	704	686
Reinsurance balances payable, net	140	137
Credit derivative liabilities	90	97
Current income tax payable	141	75
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	575	602
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	131	110
Other liabilities	269	239
Total liabilities	4,548	4,433
Commitments and contingencies (See Note 13)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($73,171 par value, 205 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	676	676
Retained earnings	3,030	2,994
Accumulated other comprehensive income, net of tax of $41 and $22	69	35
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	3,790	3,720
Noncontrolling interest	300	295
Total shareholder's equity	4,090	4,015
Total liabilities and shareholder's equity	$8,638	$8,448

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations (unaudited)
(in millions)

	Three Months Ended March 31,
	2017	2016
Revenues
Net earned premiums	$68	$111
Net investment income	56	64
Net realized investment gains (losses):
Other-than-temporary impairment losses	(1)	(15)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	7	(4)
Net impairment loss	(8)	(11)
Other net realized investment gains (losses)	0	1
Net realized investment gains (losses)	(8)	(10)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	14	4
Net unrealized gains (losses)	7	0
Net change in fair value of credit derivatives	21	4
Fair value gains (losses) on committed capital securities	(1)	(7)
Fair value gains (losses) on financial guaranty variable interest entities	8	13
Other income (loss)	78	9
Total revenues	222	184
Expenses
Loss and loss adjustment expenses	24	53
Amortization of deferred ceding commissions	(4)	(3)
Other operating expenses	32	30
Total expenses	52	80
Income (loss) before income taxes	170	104
Provision (benefit) for income taxes
Current	66	48
Deferred	(18)	(21)
Total provision (benefit) for income taxes	48	27
Net income (loss)	122	77
Less: Noncontrolling interest	7	9
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$115	$68

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (unaudited)
(in millions)

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$122	$77
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $10 and $19	21	35
Investments with other-than-temporary impairment, net of tax provision (benefit) of $6 and $(7)	12	(12)
Unrealized holding gains (losses) arising during the period, net of tax	33	23
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(3) and $(2)	(4)	(4)
Other comprehensive income (loss)	37	27
Comprehensive income (loss)	159	104
Less: Comprehensive income (loss) attributable to noncontrolling interest	10	12
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$149	$92

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity (unaudited)
For the Three Months Ended March 31, 2017
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2016	205	$15	$676	$2,994	$35	$3,720	$295	$4,015
Net income	—	—	—	115	—	115	7	122
Dividends	—	—	—	(79)	—	(79)	(5)	(84)
Other comprehensive income	—	—	—	—	34	34	3	37
Balance at March 31, 2017	205	$15	$676	$3,030	$69	$3,790	$300	$4,090

For the Three Months Ended March 31, 2016
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2015	330	$15	$975	$2,967	$110	4,067	$377	4,444
Net income	—	—	—	68	—	68	9	77
Dividends	—	—	—	(95)	—	(95)	—	(95)
Other comprehensive income	—	—	—	—	24	24	3	27
Balance at March 31, 2016	330	$15	$975	$2,940	$134	$4,064	$389	$4,453

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Three Months Ended March 31,
	2017	2016
Net cash flows provided by (used in) operating activities	$113	$(40)
Investing activities
Fixed-maturity securities:
Purchases	(139)	(179)
Sales	19	39
Maturities	162	191
Net sales (purchases) of short-term investments	(61)	89
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	33	32
Other	(14)	—
Net cash flows provided by (used in) investing activities	0	172
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	(79)	(95)
Dividends paid to AGC (see Note 10)	(5)	—
Repayment of notes payable	(1)	0
Net paydowns of financial guaranty variable interest entities' liabilities	(35)	(36)
Net cash flows provided by (used in) financing activities	(120)	(131)
Effect of foreign exchange rate changes	0	0
Increase (decrease) in cash and restricted cash	(7)	1
Cash and restricted cash at beginning of period (see Note 9)	37	22
Cash and restricted cash at end of period (see Note 9)	$30	$23
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$—	$1
Interest	$0	$0

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements (unaudited)
March 31, 2017

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its direct and indirect subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. AGM was formerly known as Financial Security Assurance Inc.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty (FG) insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. (MAC) each markets its financial guaranty insurance directly to issuers and underwriters of public finance securities as well as to investors in such obligations. In addition, AGM's direct subsidiary, Assured Guaranty (Europe) plc (formerly Assured Guaranty (Europe) Ltd. or AGE), provides financial guarantees for the international public finance (including infrastructure) market and, with the approval of the U.K. Prudential Regulation Authority (U.K. PRA), the asset-backed and other structured finance market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since 2008. Guidelines were issued in 2009 that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of March 31, 2017 and cover the three-month period ended March 31, 2017 (First Quarter 2017) and the three-month period ended March 31, 2016 (First Quarter 2016). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the Subsidiaries), and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 17, 2017, filed with the U.S. Securities and Exchange Commission (the SEC).

AGM's direct and indirect subsidiaries are as follows:

•	AGE, organized in the U.K. and 100% owned by AGM;

•
Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. (AGC). MAC Holdings owns 100% of MAC domiciled in New York.

Corporate Structure

AGL is actively working to combine AGE's portfolio and operations with those of its U.K. subsidiaries, Assured Guaranty (UK) plc (AGUK) and Assured Guaranty (London) plc (AGLN), and its French subsidiary, CIFG Europe SA (CIFGE), through a multi-step process that is ultimately planned to result in a merger of AGUK, AGLN and CIFGE with and into AGE, with AGE being the surviving entity of such merger. That combination is subject to regulatory approval by the New York State Department of Financial Services, the Maryland Insurance Administration, the U.K. PRA, the Financial Conduct Authority (FCA) and the Autorité de Contrôle Prudentiel et de Resolution (Prudential Supervisory Authority). In addition, the approval of the U.K. High Court is required for the transfer of the portfolios of each of AGUK and AGLN to AGE. As a result, the Company cannot predict when or if that combination will take place.

Adopted Accounting Standards

Statement of Cash Flows

In November 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU was adopted on January 1, 2017 and was applied retrospectively. The required reconciliation is shown in Note 9, Investments and Cash.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This ASU did not have an effect on the Company’s consolidated statements of cash flows for the periods presented.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it previously could for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The ASU was adopted January 1, 2017. This ASU did not have a material effect on the consolidated financial statements.

Future Application of Accounting Standards

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  Currently, entities generally amortize the premium as a yield adjustment over the contractual life of the security.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  ASU 2017-08 is to be applied using a modified retrospective approach through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption.  The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  Early adoption is permitted.  The Company is evaluating the effect that this ASU will have on its consolidated financial statements.

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods, and early adoption is permitted.  The ASU’s amendments are to be applied on a modified retrospective basis recognizing the effects in retained earnings as of the beginning of the year of adoption.   This ASU is not expected to have a material effect on the Company’s consolidated financial statements.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount at which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt instruments, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively.  For the Company, this would be as of January 1, 2020.  Early adoption is permitted for fiscal years, and interim periods with those fiscal years, beginning after December 15, 2018.  The Company is evaluating the effect that this ASU will have on its consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the effect that this ASU will have on its consolidated financial statements.

Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Under the ASU, certain equity securities will need to be accounted for at fair value with changes in fair value recognized through net income. Currently, the Company recognizes unrealized gains and losses for these securities in other comprehensive income (OCI). Another amendment pertains to liabilities that an entity has elected to measure at fair value in accordance with the fair value option for financial instruments. For these liabilities, the portion of fair value change related to credit risk will be separately presented in OCI.  Currently, the entire change in the fair value of these liabilities is reflected in the income statement. The Company elected the fair value option to account for its consolidated FG VIEs. FG VIE financial liabilities with recourse are sensitive to changes in the Company’s implied credit worthiness and will be impacted by the ASU.

The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year in which the guidance is adopted.  For the Company, this would be as of January 1, 2018.  Early adoption is permitted only for the amendment related to the change in presentation of financial liabilities that are fair valued using the fair value option. The Company does not expect that the amendment related to certain equity securities will have a material effect on its consolidated financial statements. Upon the adoption date, the Company will present the total change in credit risk for FG VIEs’ financial liabilities with recourse separately in OCI.

2.    Rating Actions

When a rating agency assigns a public rating to a financial obligation insured by AGM or MAC or guaranteed by AGE, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC or guaranteed by AGE frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s products) and may change. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of one (or more) of AGM, AGE or MAC were reduced below current levels, the Company expects it could have adverse effects on the impacted insurance company's future business opportunities as well as the premiums the impacted company could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to each of its companies, and as a result of such assessment may request that a rating agency add or drop a rating from certain of its companies. For example, the Kroll Bond Rating Agency (KBRA) ratings were first assigned to MAC in 2013 and to AGM in 2014, while a Moody's Investors Service, Inc. (Moody's) rating was never requested for MAC.

The rating agencies' most recent actions related to AGM and its subsidiaries are:

•	On December 14, 2016 and July 8, 2016, KBRA affirmed the AA+ (stable outlook financial strength ratings of AGM and MAC, respectively.

•	On August 8, 2016, Moody's affirmed the existing insurance financial strength ratings of A2 (stable outlook) on AGM and AGE.

•	On July 27, 2016, S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P), affirmed the AA (stable) financial strength and financial enhancement ratings of AGM, AGE and MAC.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGM or its insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 5, Contracts Accounted for as Insurance

•	Note 12, Reinsurance and Other Monoline Exposures
3.    Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as below-investment-grade (BIG). The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary, AGE, provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

Debt service and par outstanding exposures presented in these financial statements are presented on a consolidated basis. That is, amounts presented include 100% of the exposures of AGM, AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and debt service outstanding, because it manages such securities as investments and not insurance exposure. As of March 31, 2017 and December 31, 2016, the Company excluded $652 million and $664 million, respectively, of net par as a result of loss mitigation strategies, including loss mitigation securities, which are primarily BIG, held in the investment portfolio. The following table presents the gross and net debt service for financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding(1)
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
	(in millions)
Public finance	$344,064	$350,156	$244,325	$248,426
Structured finance	13,639	15,642	12,650	14,291
Total financial guaranty	$357,703	$365,798	$256,975	$262,717
_____________________

(1)
Includes 100% of MAC's gross and net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%. The net debt service outstanding amount includes $72.0 billion and $77.5 billion as of March 31, 2017 and December 31, 2016, respectively, from MAC.

In addition to amounts shown in the tables above, AGM had outstanding commitments to provide guaranties of $556 million for public finance obligations as of March 31, 2017, all of which expired prior to the date of this filing.

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$1,499	1.0%	$629	3.7%	$4,869	51.9%	$788	61.8%	$7,785	4.5%
AA	28,287	19.3	166	1.0	2,299	24.5	133	10.4	30,885	17.6
A	82,818	56.3	4,768	27.9	59	0.6	67	5.2	87,712	50.2
BBB	31,335	21.3	10,730	62.9	84	0.9	155	12.1	42,304	24.2
BIG	3,050	2.1	768	4.5	2,076	22.1	134	10.5	6,028	3.5
Total net par outstanding (1)	$146,989	100.0%	$17,061	100.0%	$9,387	100.0%	$1,277	100.0%	$174,714	100.0%
_____________________

(1)	Includes $52.8 billion of net par outstanding as of March 31, 2017, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$1,684	1.1%	$546	3.4%	$5,727	54.5%	$1,175	67.4%	$9,132	5.1%
AA	30,808	20.5	165	1.0	2,465	23.4	27	1.5	33,465	18.7
A	83,901	55.5	4,557	28.5	67	0.6	144	8.3	88,669	49.5
BBB	31,887	21.1	9,919	62.2	80	0.8	223	12.8	42,109	23.4
BIG	2,789	1.8	777	4.9	2,175	20.7	174	10.0	5,915	3.3
Total net par outstanding (1)	$151,069	100.0%	$15,964	100.0%	$10,514	100.0%	$1,743	100.0%	$179,290	100.0%
_____________________

(1)	Includes $56.6 billion of net par outstanding as of December 31, 2016, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of March 31, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,096	$1,195	$759	$3,050	$146,989
Non-U.S. public finance	768	—	—	768	17,061
Public finance	1,864	1,195	759	3,818	164,050
Structured finance:
U.S. Residential mortgage-backed securities (RMBS)	34	192	1,776	2,002	3,135
Other structured finance	134	41	33	208	7,529
Structured finance	168	233	1,809	2,210	10,664
Total	$2,032	$1,428	$2,568	$6,028	$174,714

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$967	$1,082	$740	$2,789	$151,069
Non-U.S. public finance	777	—	—	777	15,964
Public finance	1,744	1,082	740	3,566	167,033
Structured finance:
U.S. RMBS	45	255	1,793	2,093	3,293
Other structured finance	174	48	34	256	8,964
Structured finance	219	303	1,827	2,349	12,257
Total	$1,963	$1,385	$2,567	$5,915	$179,290

BIG Net Par Outstanding
and Number of Risks
As of March 31, 2017

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,032	$—	$2,032	56	—	56
Category 2	1,428	—	1,428	10	—	10
Category 3	2,568	—	2,568	51	—	51
Total BIG	$6,028	$—	$6,028	117	—	117

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2016

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,910	$53	$1,963	56	3	59
Category 2	1,385	—	1,385	12	—	12
Category 3	2,567	—	2,567	49	—	49
Total BIG	$5,862	$53	$5,915	117	3	120
____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations, aggregating $2.2 billion net par as of March 31, 2017, $2.1 billion of which is rated BIG. Puerto Rico has experienced significant general fund budget deficits in recent years and a challenging economic environment. Beginning on January 1, 2016, a number of Puerto Rico credits have defaulted on bond payments, and the Company has now paid claims on several Puerto Rico credits as shown in the table "Puerto Rico Net Par Outstanding" below.

On November 30, 2015 and December 8, 2015, Governor García Padilla of Puerto Rico (the Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA). On January 7, 2016, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico, asserting that this attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits insured by the Company subject to the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.

On April 6, 2016, the Former Governor signed into law the Puerto Rico Emergency Moratorium & Financial Rehabilitation Act (the Moratorium Act). The Moratorium Act purportedly empowers the governor to declare, entity by entity, states of emergency and moratoriums on debt service payments on obligations of the Commonwealth and its related authorities and public corporations, as well as instituting a stay against related litigation, among other things. The Former Governor used the authority of the Moratorium Act to take a number of actions related to issuers of obligations the Company insures.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA establishes a seven-member federal financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law. PROMESA also appears to preempt at least portions of the Moratorium Act. On August 31, 2016, the President of the United States appointed the seven members of the Oversight Board.

On January 2, 2017, Ricardo Antonio Rosselló Nevares (the Governor) took office, replacing the Former Governor. On January 29, 2017, the Governor signed the Puerto Rico Emergency and Fiscal Responsibility Act (Emergency Act) that, among other things, repealed portions of the Moratorium Act, defined an emergency period that lasted until May 1, 2017 (subsequently extended to August 1, 2017), continued diversion of collateral away from bonds the Company insures, and defined the powers and duties of the Fiscal Agency and Financial Advisory Authority (FAFAA).

In mid-March 2017, the Oversight Board certified Puerto Rico’s fiscal plan, dated March 13, 2017 (Fiscal Plan). The Fiscal Plan provides only approximately $7.9 billion for Commonwealth debt service over the next ten years, an amount less than scheduled debt service for such period. The Fiscal Plan itself acknowledges that there are a number of legal and contractual issues not addressed by the Fiscal Plan. On May 3, 2017, AGM and AGC filed in the Federal District Court in Puerto Rico an adversary complaint seeking a judgment that the Fiscal Plan violates various sections of PROMESA and the U.S. Constitution, an injunction enjoining the Commonwealth and Oversight Board from presenting or proceeding with confirmation of any plan of adjustment based on the Fiscal Plan, and a stay on the confirmation of any plan of adjustment based on the Fiscal Plan pending development of a fiscal plan that complies with PROMESA and the U.S. Constitution.

On April 28, 2017, the Oversight Board approved fiscal plans for Puerto Rico Electric Power Authority (PREPA) and PRHTA. The PREPA plan appears to be consistent with the Restructuring Support Agreement (RSA) described below. The PRHTA plan assumes that PRHTA will not pay any debt service at least through 2026. The Company does not believe the fiscal plans for PRHTA in its current form complies with certain mandatory requirements of PROMESA.

On May 3, 2017, the Oversight Board filed a petition with the Federal District Court of Puerto Rico for the Commonwealth under Title III of PROMESA. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the federal bankruptcy code. The Oversight Board also filed petitions under Title III of PROMESA for the Puerto Rico Sales Tax Financing Corporation (COFINA) (on May 5, 2017) and for PRHTA (on May 21, 2017). On May 5, 2017, it was announced that Chief Judge Roberts of the United States Supreme Court had appointed Judge Laura Taylor Swain of the Southern District of New York to preside over the Title III proceedings.

The final shape, timing and validity of responses to Puerto Rico’s distress eventually enacted or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company. As noted above, the Company sued various Puerto Rico governmental officials in the United States District Court,

District of Puerto Rico asserting that Puerto Rico's attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of March 31, 2017, the Company had $699 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Former Governor under the Moratorium Act, the Commonwealth defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds. As noted above, the Oversight Board filed a petition under Title III of PROMESA with respect to the Commonwealth.

Puerto Rico Public Buildings Authority (PBA). As of March 31, 2017, the Company had $11 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Former Governor under the Moratorium Act, the PBA defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of March 31, 2017, the Company had $273 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $272 million insured net par of PRHTA (Highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The Clawback Orders cover Commonwealth-derived taxes that are allocated to PRHTA. The Company believes that such sources represented a substantial majority of PRHTA’s revenues in 2015. The PRHTA bonds are subject to executive orders issued pursuant to the Moratorium Act. As noted above, the Company filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the PROMESA stay to seek a declaration that the Moratorium Act is preempted by Federal bankruptcy law and that certain gubernatorial executive orders diverting PRHTA pledged toll revenues (which are not subject to the Clawback Orders) are preempted by PROMESA and violate the U.S. Constitution, and also seeking damages and injunctive relief. That motion was denied on November 2, 2016, on procedural grounds. There were sufficient funds in the PRHTA bond accounts to make the July 1, 2016 and January 1, 2017 PRHTA debt service payments guaranteed by the Company on a primary basis, and those payments were made in full. As noted above, on April 28, 2017, the Oversight Board approved a fiscal plan for PRHTA that provides PRHTA will not pay any debt service at least through 2026. The Company does not believe the PRHTA fiscal plan in its current form complies with certain mandatory requirements of PROMESA. As noted above, on May 21, 2017, the Oversight Board filed a petition under Title III of PROMESA for PRHTA.

Other Public Corporations

PREPA. As of March 31, 2017, the Company had $470 million insured net par outstanding of PREPA obligations, which are payable from a pledge of net revenues of the electric system.

On December 24, 2015, AGM and AGC entered into a RSA with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction and in exchange for a market premium, Assured Guaranty will issue surety insurance policies to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a relending financing, which was closed in two tranches on May 19, 2016 and June 22, 2016. AGM's and AGC's share of the relending financing was approximately $15 million ($2 million for AGC and $13 million for AGM). Legislation meeting the requirements of the original RSA was enacted on February 16, 2016, and a transition charge to be paid by PREPA ratepayers for debt service on the securitization bonds as contemplated by the RSA was approved by the Puerto Rico Energy Commission on June 20, 2016.

On July 1, 2016, PREPA made full payment of the $41 million of principal and interest due on PREPA revenue bonds insured by AGM and AGC. That payment was funded in part by relending financing provided by AGM in the form of $26 million of PREPA bonds.

On January 1, 2017, PREPA made full payment of the $18 million of interest due on PREPA revenue bonds insured by
AGM and AGC.

In March 2017, the Governor indicated a desire to modify certain aspects of the RSA. On April 6, 2017, the Governor announced that the Commonwealth, acting on behalf of PREPA, had reached an agreement in principle with the other parties to the RSA (including AGM and AGC) to supplement the RSA. As supplemented, the RSA calls for AGM and AGC to provide surety insurance policies aggregating approximately $113 million ($14 million for AGC and $99 million for AGM) to support the securitization bonds contemplated by the RSA, to extend the maturity of all of the relending financing provided in 2016, to provide approximately $18 million of relending financing in July 2017, and to provide $120 million of principal payment deferrals in 2018 through 2023. The agreement also provides that, upon the finalization of the transactions contemplated by the RSA, the approximately $41 million of relending bonds purchased in 2016, and the $18 million of bonds to be purchased in July 2017, all will be supported by, or exchanged into, securitization bonds contemplated by the RSA. In addition, the RSA now provides for a consensual restructuring under Title VI of PROMESA. The Oversight Board has not yet approved the RSA.

There can be no assurance that the conditions in the modified RSA will be met or that, if the conditions are met, the modified RSA's other provisions, including those related to the insured PREPA revenue bonds, will be implemented as currently contemplated. In addition, the impact of PROMESA, any action taken by the Oversight Board, the Moratorium Act and Emergency Act or any attempt to exercise the power purportedly granted by the Moratorium Act or the Emergency Act on the implementation of the RSA is uncertain. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

Municipal Finance Agency (MFA). As of March 31, 2017, the Company had $195 million net par outstanding of bonds issued by MFA secured by a pledge of local property tax revenues. There were sufficient funds in the MFA bond accounts to make the July 1, 2016 and January 1, 2017, MFA bond payments guaranteed by the Company, and those payments were made in full.

COFINA. As of March 31, 2017, the Company had $262 million insured net par outstanding of junior COFINA bonds, which are secured primarily by a second lien on certain sales and use taxes. As of the date of this filing, all payments on Company-insured COFINA bonds have been made. As noted above, on May 5, 2017, the Oversight Board filed a petition under Title III of PROMESA for COFINA.

All Puerto Rico exposures are internally rated BIG, except the General Obligation, PBA and PRHTA (Transportation revenue) second-to-pay policies on an affiliate exposure which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
	(in millions)
Exposure to Puerto Rico	$3,542	$3,542	$5,585	$5,672

Puerto Rico
Net Par Outstanding (1)

	As of March 31, 2017	As of December 31, 2016
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (2)	$696	$677
Commonwealth of Puerto Rico - General Obligation Bonds (Second-to-pay policies on affiliate exposure)	3	3
Commonwealth of Puerto Rico - General Obligation Bonds total	699	680
PBA (Second-to-pay policies on affiliate exposure)	11	11
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue)	190	190
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	83	83
PRHTA (Transportation revenue) total	273	273
PRHTA (Highways revenue)	272	213
Other Public Corporations
PREPA	470	417
COFINA	262	262
MFA	195	175
Total net exposure to Puerto Rico	$2,182	$2,031
__________________

(1)	The March 31, 2017 amounts include $150 million related to the commutation of previously ceded business. See Note 12, Reinsurance and Other Monoline Exposures, for more information.

(2)	As of the date of this filing, the Company has paid claims on these credits.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of March 31, 2017

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2017 (April 1 – June 30)	$0	$2
2017 (July 1 – September 30)	105	156
2017 (October 1 – December 31)	0	2
Subtotal 2017	105	160
2018	63	163
2019	95	193
2020	97	188
2021	51	139
2022-2026	434	815
2027-2031	457	732
2032-2036	468	624
2037-2041	164	227
2042-2043	151	159
Total	$2,085	$3,400

Exposure to the Selected European Countries

The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal, and Spain (collectively, the Selected European Countries). The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of March 31, 2017

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sub-sovereign exposure(2)	$158	$625	$72	$266	$1,121
Non-sovereign exposure(3)	107	296	—	—	403
Total	$265	$921	$72	$266	$1,524
Total BIG (See Note 4)	$158	$—	$72	$266	$496
____________________

(1)	While exposures are shown in U.S. dollars, the obligations are in various currencies, primarily euros.

(2)
Sub-sovereign exposure in Selected European Countries includes transactions backed by receivables from or supported by sub-sovereigns, which are governmental or government-backed entities other than the ultimate governing body of the country.

(3)	Non-sovereign exposure in Selected European Countries includes debt of regulated utilities and RMBS.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $13 million to Selected European Countries in transactions with $1.1 billion of net par outstanding.

4.    Expected Loss to be Paid

Loss Estimation Process

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model. The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions and scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid. For information on the Company's loss estimation process, please refer to Note 4, Expected Loss to be Paid, of the annual consolidated financial statements of AGM for the year ended December 31, 2016 included in Exhibit 99.1 in AGL's Form 8-K dated March 17, 2017, filed with the SEC.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the expected recoveries/(payables) for breaches of representations and warranties (R&W) and other expected recoveries. The Company used risk-free rates for U.S. dollar (USD) denominated obligations that ranged from 0.0% to 3.14% with a weighted average of 2.62% as of March 31, 2017 and 0.0% to 3.23% with a weighted average of 2.68% as of December 31, 2016.

Net Expected Loss to be Paid
Roll Forward

	First Quarter
	2017	2016
	(in millions)
Net expected loss to be paid, beginning of period	$507	$565
Economic loss development due to:
Accretion of discount	3	3
Changes in discount rates	4	20
Changes in timing and assumptions	5	20
Total economic loss development	12	43
Net paid losses	12	(46)
Net expected loss to be paid, end of period	$531	$562

Net Expected Loss to be Paid
Roll Forward by Sector
First Quarter 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016 (2)	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2017(2)
	(in millions)
Public finance:
U.S. public finance	$323	$30	$0	$353
Non-U.S. public finance	21	(3)	—	18
Public finance	344	27	0	371
Structured finance:
U.S. RMBS	147	(12)	12	147
Other structured finance	16	(3)	0	13
Structured finance	163	(15)	12	160
Total	$507	$12	$12	$531

Net Expected Loss to be Paid
Roll Forward by Sector
First Quarter 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2016
	(in millions)
Public finance:
U.S. public finance	$214	$63	$(2)	$275
Non-U.S. public finance	26	0	—	26
Public finance	240	63	(2)	301
Structured finance:
U.S. RMBS	302	(20)	(43)	239
Other structured finance	23	0	(1)	22
Structured finance	325	(20)	(44)	261
Total	$565	$43	$(46)	$562
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $1 million and $1 million in loss adjustment expenses (LAE) for First Quarter 2017 and 2016, respectively.

(2)    Includes expected LAE to be paid of $5 million as of March 31, 2017 and $3 million as of December 31, 2016.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of March 31, 2017	As of December 31, 2016	First Quarter 2017	First Quarter 2016
	(in millions)
Financial guaranty insurance	$447	$420	$24	$40
FG VIEs (1)	84	90	(4)	3
Credit derivatives (2)	0	(3)	(8)	0
Total	$531	$507	$12	$43
___________________
(1)    Refer to Note 8, Consolidated Variable Interest Entities.

(2)    Refer to Note 7, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.2 billion net par as of March 31, 2017, $2.1 billion of which is rated BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of March 31, 2017, the Company’s net par subject to the plan consists of $60 million of pension obligation bonds. As part of the plan settlement, the City will repay the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of March 31, 2017, including those mentioned above, which incorporated the likelihood of the various outcomes, will be $353 million, compared with a net expected loss of $323 million as of December 31, 2016. Economic loss development in First Quarter 2017 was $30 million which was primarily attributable to Puerto Rico exposures.

Selected Non - U.S. Public Finance Transactions

The Company insures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the related sub-sovereigns also to default. The Company's exposure net of reinsurance to these Spanish and Portuguese credits is $266 million and $72 million, respectively. The Company rates all of these issuers BIG due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's exposure net of reinsurance to these Hungarian credits is $158 million, all of which is rated BIG.

These transactions, together with other non-U.S. public finance insured obligations, had expected loss to be paid of $18 million as of March 31, 2017, compared with $21 million as of December 31, 2016. The economic benefit of approximately $3 million during the First Quarter 2017 was due mainly to the improved internal outlook of certain European sovereigns and sub-sovereign entities.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

First Quarter 2017 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of March 31, 2017 as it used as of December 31, 2016, except that it reduced the liquidation rates for certain Alt-A, and adjustable rate mortgage (Option ARM) delinquency categories and increased the loss severity for subprime transactions of 2007+ vintages.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	March 31, 2017	December 31, 2016
Current Loans Modified in the Previous 12 Months
Alt-A	25%	25%
Option ARM	25	25
Subprime	25	25
Current Loans Delinquent in the Previous 12 Months
Alt-A	25	25
Option ARM	25	25
Subprime	25	25
30 - 59 Days Delinquent
Alt-A	30	35
Option ARM	35	35
Subprime	40	40
60 - 89 Days Delinquent
Alt-A	45	45
Option ARM	45	50
Subprime	50	50
90 + Days Delinquent
Alt-A	55	55
Option ARM	55	55
Subprime	55	55
Bankruptcy
Alt-A	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A	65	65
Option ARM	65	65
Subprime	65	65
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 6.25 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. As a result, the Company updated loss severities for specific asset classes and vintages based on observed data as shown in the tables below. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of March 31, 2017		As of December 31, 2016
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	4.0% - 10.8%	5.9%	3.9% - 10.5%	6.1%
Final CDR	0.2% - 0.5%	0.3%	0.2% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60.0%		60.0%
2006	80.0%		80.0%
2007+	70.0%		70.0%
Option ARM
Plateau CDR	3.2% - 7.1%	5.8%	3.2% - 7.0%	5.7%
Final CDR	0.2% - 0.4%	0.3%	0.2% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60.0%		60.0%
2006	70.0%		70.0%
2007+	75.0%		75.0%
Subprime
Plateau CDR	4.6% - 10.0%	8.3%	4.3% - 10.1%	8.1%
Final CDR	0.2% - 0.5%	0.4%	0.2% - 0.5%	0.4%
Initial loss severity:
2005 and prior	80.0%		80.0%
2006	90.0%		90.0%
2007+	95.0%		90.0%
____________________
(1)                                Represents variables for most heavily weighted scenario (the base case).

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2016.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of March 31, 2017. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of March 31, 2017 as it used as of December 31, 2016, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $20 million for Alt-A first liens, $7 million for Option ARM and $24 million for subprime transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $9 million for Alt-A first liens, $18 million for Option ARM and $29 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent data, and 28 months of decrease to the steady state CDR, the same as of December 31, 2016.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used as of December 31, 2016.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of March 31, 2017 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. This is the same assumption used as of December 31, 2016.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2016. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions. The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at March 31, 2017 and December 31, 2016. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs(1)

	As of March 31, 2017		As of December 31, 2016
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	3.8% - 23.9%	14.3%	3.5% - 22.4%	13.5%
Final CDR trended down to	0.6% - 3.2%	1.2%	0.6% - 3.2%	1.2%
Liquidation rates:
Current Loans Modified in the Previous 12 Months	25%		25%
Current Loans Delinquent in the Previous 12 Months	25		25
30 - 59 Days Delinquent	50		50
60 - 89 Days Delinquent	65		65
90+ Days Delinquent	80		80
Bankruptcy	55		55
Foreclosure	75		75
Real Estate Owned	100		100
Loss severity	98%		98%
____________________

(1)	Represents variables for most heavily weighted scenario (the base case).

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31-months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $23 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $16 million for HELOC transactions.

Breaches of Representations and Warranties

As of March 31, 2017, the Company had a net R&W payable of $58 million to R&W counterparties, compared to an R&W payable of $41 million as of December 31, 2016. The increase in the payable is related primarily to higher expected recoveries in a transaction where an interpleader proceeding has been dismissed in the Company's favor (and thus higher R&W payable).

Recovery Litigation

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (Ambac) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer (in other words, claw back) certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the Puerto Rico Convention Center District Authority and the Puerto Rico Infrastructure Financing Authority. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the automatic stay expired on May 1, 2017, on May 17, 2017, the Court stayed the action under PROMESA.

On May 3, 2017, AGM and AGC filed in the Federal District Court in Puerto Rico an adversary complaint seeking a judgment that the Commonwealth's Fiscal Plan violates various sections of PROMESA and the Contracts, Takings and Due Process Clauses of the U.S. Constitution; an injunction enjoining the Commonwealth and Oversight Board from presenting or proceeding with confirmation of any plan of adjustment based on the Fiscal Plan; and a stay on the confirmation of any plan of adjustment based on the Fiscal Plan pending development of a fiscal plan that complies with PROMESA and the U.S. Constitution.

On June 3, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking a judgment declaring that the application of pledged special revenues to the payment of the PRHTA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; and an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code.
For a discussion of the Company's exposure to Puerto Rico related to the litigation described above, please see Note 3, Outstanding Exposure.

5.    Contracts Accounted for as Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts, contracts that meet the definition of a derivative under GAAP, and contracts that are accounted for as consolidated FG VIEs. Amounts presented in this note relate to financial guaranty insurance contracts, unless otherwise noted. See Note 7, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 8, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Net Earned Premiums

	First Quarter
	2017	2016
	(in millions)
Scheduled net earned premiums	$48	$53
Accelerations:
Refundings	18	47
Terminations	1	9
Total Accelerations	19	56
Accretion of discount on net premiums receivable	1	2
Net earned premiums (1)	$68	$111
____________________

(1)	Excludes $4 million and $4 million for First Quarter 2017 and 2016 , respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of March 31, 2017			As of December 31, 2016
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$2,526	$782	$1,744	$2,514	$789	$1,725
Contra-paid (2)	(28)	(1)	(27)	(27)	(1)	(26)
Unearned premium reserve	$2,498	$781	$1,717	$2,487	$788	$1,699
____________________

(1)	Excludes $78 million and $82 million of deferred premium revenue, and $20 million and $25 million of contra-paid related to FG VIEs as of March 31, 2017 and December 31, 2016, respectively.

(2)	See "Financial Guaranty Insurance Losses - Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable
Roll Forward

	First Quarter
	2017	2016
	(in millions)
Beginning of period, December 31	$326	$425
Gross written premiums	110	40
Gross premiums received	(73)	(41)
Adjustments:
Changes in the expected term	0	(15)
Accretion of discount	2	(1)
Foreign exchange translation	5	(1)
Consolidation/deconsolidation of FG VIEs	0	—
End of period, March 31 (1)	$370	$407
____________________

(1)	Excludes $4 million and $5 million as of March 31, 2017 and March 31, 2016, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the USD. Approximately 87%, 85% and 86% of installment premiums at March 31, 2017, December 31, 2016 and March 31, 2016, respectively, are denominated in currencies other than the USD, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of March 31, 2017
(in millions)
2017 (April 1 – June 30)	$15
2017 (July 1 – September 30)	13
2017 (October 1 – December 31)	8
2018	35
2019	31
2020	29
2021	28
2022-2026	112
2027-2031	86
2032-2036	58
After 2036	65
Total (1)	$480
____________________

(1)	Excludes expected cash collections on FG VIEs of $5 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of March 31, 2017
(in millions)
2017 (April 1 – June 30)	$45
2017 (July 1 – September 30)	44
2017 (October 1 – December 31)	42
2018	160
2019	140
2020	126
2021	115
2022-2026	448
2027-2031	288
2032-2036	175
After 2036	161
Net deferred premium revenue(1)	1,744
Future accretion	74
Total future net earned premiums	$1,818
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $78 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of March 31, 2017	As of December 31, 2016
	(dollars in millions)
Premiums receivable	$370	$326
Gross deferred premium revenue	781	750
Weighted-average risk-free rate used to discount premiums	2.8%	3.1%
Weighted-average period of premiums receivable (in years)	10.4	9.8

Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used risk-free rates for USD denominated financial guaranty insurance obligations that ranged from 0.0% to 3.14% with a weighted average of 2.63% as of March 31, 2017 and 0.0% to 3.23% with a weighted average of 2.69% as of December 31, 2016.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of March 31, 2017			As of December 31, 2016
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public finance:
U.S. public finance	$341	$24	$317	$307	$18	$289
Non-U.S. public finance	10	—	10	13	—	13
Public finance	351	24	327	320	18	302
Structured finance:
U.S. RMBS	210	198	12	216	197	19
Other structured finance	12	—	12	13	—	13
Structured finance	222	198	24	229	197	32
Subtotal	573	222	351	549	215	334
Elimination of losses attributable to FG VIEs	(50)	—	(50)	(55)	—	(55)
Total (1)	$523	$222	$301	$494	$215	$279
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of March 31, 2017	As of December 31, 2016
	(in millions)
Loss and LAE reserve	$704	$686
Reinsurance recoverable on unpaid losses	(181)	(192)
Loss and LAE reserve, net	523	494
Salvage and subrogation recoverable	(260)	(249)
Salvage and subrogation payable(1)	38	34
Salvage and subrogation recoverable, net	(222)	(215)
Net reserves (salvage)	$301	$279
____________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2017
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	$447
Contra-paid, net	27
Salvage and subrogation recoverable, net of reinsurance	222
Loss and LAE reserve, net of reinsurance	(523)
Net expected loss to be expensed (present value) (2)	$173
____________________
(1)    See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 4, Expected Loss to be Paid.

(2)    Excludes $55 million as of March 31, 2017, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2017
(in millions)
2017 (April 1 – June 30)	$3
2017 (July 1 – September 30)	5
2017 (October 1 – December 31)	5
Subtotal 2017	13
2018	18
2019	18
2020	17
2021	15
2022-2026	50
2027-2031	24
2032-2036	14
After 2036	4
Net expected loss to be expensed	173
Future accretion	169
Total expected future loss and LAE	$342

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	First Quarter
	2017	2016
	(in millions)
Public finance:
U.S. public finance	$40	$64
Non-U.S. public finance	(1)	(1)
Public finance	39	63
Structured finance:
U.S. RMBS	(13)	(4)
Other structured finance	0	0
Structured finance	(13)	(4)
Loss and LAE on insurance contracts before FG VIE consolidation	26	59
Gain (loss) related to FG VIE consolidation	(2)	(6)
Loss and LAE	$24	$53

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of March 31, 2017

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	56	(48)	10	(10)	51	(52)	117	—	117
Remaining weighted-average contract period (in years)	8.3	7.8	10.9	8.5	8.4	9.7	9.1	—	9.1
Outstanding exposure:
Principal	$2,970	$(938)	$2,116	$(688)	$3,401	$(833)	$6,028	$—	$6,028
Interest	1,369	(398)	1,178	(295)	1,471	(413)	2,912	—	2,912
Total(2)	$4,339	$(1,336)	$3,294	$(983)	$4,872	$(1,246)	$8,940	$—	$8,940
Expected cash outflows (inflows)	$106	$(36)	$746	$(174)	$1,097	$(163)	$1,576	$(268)	$1,308
Potential recoveries (3)	(291)	41	(97)	7	(635)	120	(855)	163	(692)
Subtotal	(185)	5	649	(167)	462	(43)	721	(105)	616
Discount	36	(7)	(166)	31	(78)	(6)	(190)	21	(169)
Present value of expected cash flows	$(149)	$(2)	$483	$(136)	$384	$(49)	$531	$(84)	$447
Deferred premium revenue	$43	$(10)	$59	$(9)	$289	$(44)	$328	$(78)	$250
Reserves (salvage)	$(173)	$6	$442	$(128)	$225	$(21)	$351	$(50)	$301

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	56	(48)	12	(12)	49	(49)	117	—	117
Remaining weighted-average contract period (in years)	8.1	7.4	10.9	9.3	8.2	9.8	8.9	—	8.9
Outstanding exposure:
Principal	$2,838	$(928)	$2,192	$(807)	$3,440	$(873)	$5,862	$—	$5,862
Interest	1,274	(379)	1,225	(382)	1,460	(436)	2,762	—	2,762
Total(2)	$4,112	$(1,307)	$3,417	$(1,189)	$4,900	$(1,309)	$8,624	$—	$8,624
Expected cash outflows (inflows)	$106	$(38)	$770	$(181)	$1,055	$(178)	$1,534	$(274)	$1,260
Potential recoveries (3)	(286)	41	(111)	8	(633)	126	(855)	164	(691)
Subtotal	(180)	3	659	(173)	422	(52)	679	(110)	569
Discount	34	(7)	(175)	35	(44)	(12)	(169)	20	(149)
Present value of expected cash flows	$(146)	$(4)	$484	$(138)	$378	$(64)	$510	$(90)	$420
Deferred premium revenue	$45	$(11)	$64	$(11)	$297	$(49)	$335	$(82)	$253
Reserves (salvage)	$(170)	$5	$440	$(128)	$222	$(35)	$334	$(55)	$279
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and R&W receivables and payables.

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay. There have been no material changes to the Company's potential claims under interest rate swaps, variable rate demand obligations or guaranteed investment contracts (GICs) since the filing with the SEC of the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 17, 2017.

6.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2017, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Levels 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value. Short term securities that were obtained as part of loss mitigation efforts and whose prices were determined based on models, where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of March 31, 2017, the Company used models to price 28 fixed-maturity securities (primarily securities that were purchased or obtained for loss mitigation or other risk management purposes), which were 13.4% or $761 million of the Company's fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

As of March 31, 2017 and December 31, 2016, other invested assets include investments carried and measured at fair value on a recurring basis of $50 million and $49 million, respectively, and include primarily an investment in the global property catastrophe risk market and an investment in a fund that invests primarily in senior loans and bonds. Fair values for the majority of these investments are based on their respective net asset value (NAV) per share or equivalent.

Other Assets

Committed Capital Securities (CCS)

The fair value of AGM Committed Preferred Trust Securities (the AGM CPS), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 14, Notes Payable and Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, the USD forward swap curve, London Interbank Offered Rate (LIBOR) curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured CDS that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the consolidated balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at March 31, 2017 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for structuring and funding the transaction (bank profit);

◦	premiums paid to the Company for the Company’s credit protection provided (net spread); and

◦	the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company (hedge cost).

•	The weighted average life which is based on debt service schedules.

The rates used to discount future expected premium cash flows ranged from 1.16% to 2.12% at March 31, 2017 and 1.00% to 2.08% at December 31, 2016.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•Credit spreads interpolated based upon market indices.

•Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

As of March 31, 2017 and December 31, 2016, all of the Company's CDS contracts were fair valued utilizing credit spreads interpolated based upon market indices.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the transaction. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transaction's current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a transaction generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a transaction generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 65% and 34% based on number of transactions, of the Company's CDS contracts are fair valued using this minimum premium as of March 31, 2017 and December 31, 2016, respectively. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGM's credit spreads. In general when AGM's credit spreads narrow, the cost to hedge AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's credit spreads widen, the cost to hedge AGM's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or transaction originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force transactions in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or transaction originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or transaction originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

•	There is no exit market or any actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs' assets and liabilities. See Note 8, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts. The fair value of the Company's financial guaranty contracts accounted for as insurance is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

The other invested assets not carried at fair value consist primarily of a surplus note issued by AGC to AGM. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The fair value measurement was classified as Level 3 in the fair value hierarchy.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,652	$—	$3,613	$39
U.S. government and agencies	54	—	54	—
Corporate securities	584	—	522	62
Mortgage-backed securities:
RMBS	468	—	103	365
Commercial mortgage-backed securities (CMBS)	258	—	258	—
Asset-backed securities	295	—	—	295
Foreign government securities	153	—	153	—
Total fixed-maturity securities	5,464	—	4,703	761
Short-term investments	204	179	25	—
Other invested assets (1)	5	—	—	5
Credit derivative assets	8	—	—	8
FG VIEs’ assets, at fair value	645	—	—	645
Other assets	29	—	—	29
Total assets carried at fair value	$6,355	$179	$4,728	$1,448
Liabilities:
Credit derivative liabilities	$90	—	—	$90
FG VIEs’ liabilities with recourse, at fair value	575	—	—	575
FG VIEs’ liabilities without recourse, at fair value	131	—	—	131
Total liabilities carried at fair value	$796	$—	$—	$796

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,615	$—	$3,579	$36
U.S. government and agencies	39	—	39	—
Corporate securities	565	—	505	60
Mortgage-backed securities:
RMBS	434	—	107	327
CMBS	259	—	259	—
Asset-backed securities	325	—	31	294
Foreign government securities	151	—	151	—
Total fixed-maturity securities	5,388	—	4,671	717
Short-term investments	143	140	3	—
Other invested assets (1)	5	—	—	5
Credit derivative assets	7	—	—	7
FG VIEs’ assets, at fair value	644	—	—	644
Other assets	30	—	—	30
Total assets carried at fair value	$6,217	$140	$4,674	$1,403
Liabilities:
Credit derivative liabilities	$97	$—	$—	$97
FG VIEs’ liabilities with recourse, at fair value	602	—	—	602
FG VIEs’ liabilities without recourse, at fair value	110	—	—	110
Total liabilities carried at fair value	$809	$—	$—	$809
____________________

(1)
Excluded from the table above are investment funds of $49 million and $48 million as of March 31, 2017 and December 31, 2016, respectively, measured using NAV per share. Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2017 and 2016.

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2016	$36		$60		$327		$294		$644		$31		$(90)		$(602)		$(110)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	2	(2)	(3)	(2)	1	(2)	13	(3)	(1)	(4)	21	(6)	(6)	(3)	(2)	(3)
Other comprehensive income (loss)	4		0		27		0		—		0		—		—		—
Purchases	—		—		27		—		—		—		—		—		—
Settlements	(2)		—		(13)		—		(33)		—		(13)		33		2
FG VIE consolidations	—		—		—		—		21		—		—		—		(21)
Fair value as of March 31, 2017	$39		$62		$365		$295		$645		$30		$(82)		$(575)		$(131)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2017	$4		$0		$26		$0		$17		$(1)		$2		$(5)		$(2)

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Short-Term Investments		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2015	$8		$71		$324		$330		$60		$735		$30		$(91)		$(713)		$(121)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	2	(2)	(2)	(2)	3	(2)	0	(2)	1	(3)	(7)	(4)	4	(6)	13	(3)	2	(3)
Other comprehensive income (loss)	0		1		(4)		(3)		0		—		0		—		—		—
Purchases	—		—		34		—		—		—		—		—		—		—
Settlements	(1)		—		(11)		0		(60)		(32)		—		(3)		33		3
FG VIE consolidations	—		—		—		—		—		—		—		—		—		—
Fair value as of March 31, 2016	$7		$74		$341		$330		$—		$704		$23		$(90)		$(667)		$(116)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2016	$0		$1		$(4)		$(3)		$—		$9		$(7)		$0		$11		$1
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS, net investment income and other income.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives and other income.

(7)	Primarily non-cash transaction.

(8)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At March 31, 2017

Financial Instrument Description (1)	Fair Value at March 31, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$39	Yield	4.3%	-	20.5%	10.7%

Corporate securities	62	Yield	21.0%

RMBS	365	CPR	3.0%	-	13.0%	4.8%
		CDR	3.2%	-	9.1%	6.9%
		Loss severity	55.0%	-	100.0%	78.4%
		Yield	4.8%	-	9.2%	5.8%
Asset-backed securities:
Triple-X life insurance transactions	295	Yield	5.9%

FG VIEs’ assets, at fair value	645	CPR	3.5%	-	12.8%	8.8%
		CDR	3.1%	-	21.7%	5.9%
		Loss severity	57.0%	-	100.0%	78.2%
		Yield	2.9%	-	17.9%	6.6%

Other assets	29	Implied Yield	4.6%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(82)	Hedge cost (in bps)	7.8	-	74.3	11.2
		Bank profit (in bps)	3.8	-	564.3	27.0
		Internal floor (in bps)	7.0	-	100.0	12.4
		Internal credit rating	AAA	-	BBB-	AAA

FG VIEs’ liabilities, at fair value	(706)	CPR	3.5%	-	12.8%	8.8%
		CDR	3.1%	-	21.7%	5.9%
		Loss severity	57.0%	-	100.0%	78.2%
		Yield	2.4%	-	17.9%	5.0%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description (1)	Fair Value at December 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$36	Yield	4.3%	-	22.8%	10.7%

Corporate securities	60	Yield	20.1%

RMBS	327	CPR	2.1%	-	8.5%	3.7%
		CDR	3.4%	-	10.1%	7.0%
		Loss severity	60.0%	-	100.0%	77.3%
		Yield	4.8%	-	9.7%	5.8%
Asset-backed securities:
Triple-X life insurance transactions	294	Yield	5.7%

FG VIEs’ assets, at fair value	644	CPR	3.5%	-	12.0%	8.0%
		CDR	2.5%	-	21.6%	5.9%
		Loss severity	50.0%	-	100.0%	78.1%
		Yield	2.9%	-	20.0%	6.8%

Other assets	30	Implied Yield	4.5%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(90)	Hedge cost (in bps)	7.2	-	118.1	10.0
		Bank profit (in bps)	3.9	-	655.6	26.2
		Internal floor (in bps)	7.0	-	100.0	10.7
		Internal credit rating	AAA	-	BB	AAA

FG VIEs’ liabilities, at fair value	(712)	CPR	3.5%	-	12.0%	8.0%
		CDR	2.5%	-	21.6%	5.9%
		Loss severity	50.0%	-	100.0%	78.1%
		Yield	2.4%	-	20.0%	5.1%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of March 31, 2017		As of December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$5,464	$5,464	$5,388	$5,388
Short-term investments	204	204	143	143
Other invested assets	369	375	357	363
Credit derivative assets	8	8	7	7
FG VIEs’ assets, at fair value	645	645	644	644
Other assets	87	87	85	85
Liabilities:
Financial guaranty insurance contracts (1)	1,748	3,322	1,768	3,990
Credit derivative liabilities	90	90	97	97
FG VIEs’ liabilities with recourse, at fair value	575	575	602	602
FG VIEs’ liabilities without recourse, at fair value	131	131	110	110
Other liabilities	52	53	10	10
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

7.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit Derivative Net Par Outstanding by Sector

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

The estimated remaining weighted average life of credit derivatives was 1.9 years at March 31, 2017 and 1.8 years at December 31, 2016. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives

	As of March 31, 2017		As of December 31, 2016
Asset Type	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations (CLO)/collateralized bond obligations (CBO)	$1,101	AAA	$1,404	AAA
Synthetic investment grade pooled corporate	3,875	AAA	4,845	AAA
Total pooled corporate obligations	4,976	AAA	6,249	AAA
U.S. RMBS	61	AA+	80	AA
Infrastructure finance	60	BBB+	50	BBB+
Other(1)	1,330	A	1,384	A-
Total	$6,427	AAA	$7,763	AAA
____________________

(1)	This comprises numerous transactions across various asset classes, such as commercial receivables, international RMBS, regulated utilities and healthcare.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these transactions.

Distribution of Credit Derivative Net Par Outstanding
by Internal Rating

	As of March 31, 2017		As of December 31, 2016
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$4,650	72.4%	$5,845	75.3%
AA	734	11.4	723	9.3
A	587	9.1	618	8.0
BBB	456	7.1	524	6.7
BIG	—	—	53	0.7
Credit derivative net par outstanding	$6,427	100.0%	$7,763	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	First Quarter
	2017	2016
	(in millions)
Realized gains on credit derivatives	$4	$5
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	10	(1)
Realized gains (losses) and other settlements	14	4
Net unrealized gains (losses):
Pooled corporate obligations	0	(1)
U.S. RMBS	6	(1)
Infrastructure finance	0	0
Other	1	2
Net unrealized gains (losses)	7	0
Net change in fair value of credit derivatives	$21	$4

Terminations and Settlements
of Direct Credit Derivative Contracts

	First Quarter
	2017	2016
	(in millions)
Net par of terminated credit derivative contracts	$13	$—
Realized gains on credit derivatives	0	—
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(13)	—
Net unrealized gains (losses) on credit derivatives	5	0

During First Quarter 2017, unrealized fair value gains were generated primarily as a result of CDS terminations and tighter implied spreads. During the quarter the Company agreed to terminate several CDS transactions. This was the primary driver of the unrealized fair value gains in the U.S. RMBS sector. The tighter implied spreads were primarily a result of price improvements on the underlying collateral of the Company’s CDS and the increased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection increased during the period. These transactions were pricing at or above their floor levels, therefore when the cost of purchasing CDS protection on AGM increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During First Quarter 2016, unrealized fair value gains were generated primarily in the Other sector. The unrealized gains were primarily a result of the run-off of outstanding exposure as the transactions in this sector approach maturity, as well as pricing improvement on the underlying collateral of these transactions. The unrealized gains were mostly offset by unrealized losses in the RMBS and pooled corporate sectors. The unrealized losses in these sectors were driven by the decreased cost to buy protection in AGM’s name as the market cost of AGM’s (five-year and one-year) credit protection decreased during the period. Several transactions were pricing above their floor levels (or minimum rate at which the company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of March 31, 2017	As of December 31, 2016	As of March 31, 2016	As of December 31, 2015
Five-year CDS spread	181	158	309	366
One-year CDS spread	31	29	102	131

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGM Credit Spreads

	As of March 31, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(89)	$(97)
Plus: Effect of AGM credit spread	7	7
Net fair value of credit derivatives	$(82)	$(90)

The fair value of CDS contracts at March 31, 2017, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are pooled corporate securities. The mark to market benefit between March 31, 2017 with December 31, 2016, resulted primarily from several CDS terminations and a narrowing of credit spreads.

 Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield collateralized debt obligation (CDO), and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of March 31, 2017

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(93)	$(11)
50% widening in spreads	(87)	(5)
25% widening in spreads	(85)	(3)
10% widening in spreads	(83)	(1)
Base Scenario	(82)	—
10% narrowing in spreads	(81)	1
25% narrowing in spreads	(80)	2
50% narrowing in spreads	(78)	4
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

8.    Consolidated Variable Interest Entities

Background

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	First Quarter
	2017	2016
Beginning of the period, December 31	23	24
Consolidated(1)	1	—
End of the period, March 31	24	24
____________________

(1)	Net loss on consolidation was de minimis in First Quarter 2017 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $102 million at March 31, 2017 and $103 million at December 31, 2016. The aggregate unpaid principal of the FG VIEs' assets was approximately $345 million greater than the aggregate fair value at March 31, 2017. The aggregate unpaid principal of the FG VIEs' assets was approximately $360 million greater than the aggregate fair value at December 31, 2016.

The change in the instrument-specific credit risk of the FG VIEs' assets held as of March 31, 2017 that was recorded in the consolidated statements of operations for First Quarter 2017 were gains of $10 million. The change in the instrument-specific credit risk of the FG VIEs' assets held as of March 31, 2016 that was recorded in the consolidated statements of operations for First Quarter 2016 were gains of $26 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the instrument specific credit risk and changes due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGM, was $619 million and $651 million as of March 31, 2017 and December 31, 2016, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $74 million greater than the aggregate fair value of the FG VIEs’ liabilities as of March 31, 2017. The aggregate unpaid principal balance was approximately $80 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2016.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of March 31, 2017		As of December 31, 2016
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$379	$412	$390	$428
U.S. RMBS second lien	135	163	144	174
Total with recourse	514	575	534	602
Without recourse	131	131	110	110
Total	$645	$706	$644	$712

The consolidation of FG VIEs affects net income and shareholders' equity due to (i) changes in fair value gains (losses) on FG VIE assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIE liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGM-insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income (Loss),
Cash Flows From Operating Activities and Shareholders' Equity

	First Quarter
	2017	2016
	(in millions)
Net earned premiums	$(4)	$(4)
Net investment income	(1)	(1)
Fair value gains (losses) on FG VIEs	8	13
Loss and LAE	2	6
Effect on income before tax	5	14
Less: tax provision (benefit)	2	5
Effect on net income (loss)	$3	$9

Effect on cash flows from operating activities	$5	$5

	As of March 31, 2017	As of December 31, 2016
	(in millions)
Effect on shareholders' equity (decrease) increase	$3	$(1)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. During First Quarter 2017, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $8 million, which was driven by price appreciation on the FG VIE assets during the quarter resulting from improvements in the underlying collateral.

    During First Quarter 2016, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $13 million due mainly to improvements in the underlying collateral.

Non-Consolidated VIEs

As of March 31, 2017 and December 31, 2016 the Company had financial guaranty contracts outstanding for approximately 310 and 300 VIEs, respectively, that it did not consolidate based on the Company’s analyses which indicate that it is not the primary beneficiary of any other VIEs. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

9.    Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets (which include a surplus note issued by AGC to the Company) and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $58 million and $55 million as of March 31, 2017 and December 31, 2016, respectively.

Net Investment Income

	First Quarter
	2017	2016
	(in millions)
Income from fixed-maturity securities managed by third parties	$39	$44
Income from internally managed securities:
Fixed maturities	13	13
Other	5	8
Gross investment income	57	65
Investment expenses	(1)	(1)
Net investment income	$56	$64

Net Realized Investment Gains (Losses)

	First Quarter
	2017	2016
	(in millions)
Gross realized gains on available-for-sale securities	$0	$2
Gross realized losses on available-for-sale securities	0	0
Net realized gains (losses) on other invested assets	—	(1)
Other-than-temporary impairment	(8)	(11)
Net realized investment gains (losses)	$(8)	$(10)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	First Quarter
	2017	2016
	(in millions)
Balance, beginning of period	$123	$97
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	0	1
Reductions for securities sold and other settlement during the period	0	(2)
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	8	0
Balance, end of period	$131	$96

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of March 31, 2017

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	64%	$3,527	$139	$(14)	$3,652	$1	AA
U.S. government and agencies	1	51	3	0	54	—	AA+
Corporate securities	10	588	18	(22)	584	(7)	BBB
Mortgage-backed securities(4):
RMBS	8	459	27	(18)	468	7	B+
CMBS	5	253	7	(2)	258	—	AAA
Asset-backed securities	5	285	10	—	295	10	AA
Foreign government securities	3	182	—	(29)	153	—	AA
Total fixed-maturity securities	96	5,345	204	(85)	5,464	11	A+
Short-term investments	4	204	0	0	204	—	AAA
Total investment portfolio	100%	$5,549	$204	$(85)	$5,668	$11	A+

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	64%	$3,507	$129	$(21)	$3,615	$1	AA
U.S. government and agencies	1	36	3	0	39	—	AA+
Corporate securities	11	580	9	(24)	565	(8)	BBB
Mortgage-backed securities(4):
RMBS	8	452	12	(30)	434	(19)	BB
CMBS	4	254	7	(2)	259	—	AAA
Asset-backed securities	6	314	11	—	325	11	AA
Foreign government securities	3	182	—	(31)	151	—	AA
Total fixed-maturity securities	97	5,325	171	(108)	5,388	(15)	A+
Short-term investments	3	143	0	—	143	—	AAA
Total investment portfolio	100%	$5,468	$171	$(108)	$5,531	$(15)	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI). See also Note 15, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 15% of mortgage backed securities as of March 31, 2017 and 17% as of December 31, 2016 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of March 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$539	$(14)	$—	$—	$539	$(14)
U.S. government and agencies	16	0	—	—	16	0
Corporate securities	65	(3)	120	(19)	185	(22)
Mortgage-backed securities:
RMBS	185	(9)	84	(9)	269	(18)
CMBS	47	(2)	—	—	47	(2)
Foreign government securities	38	(4)	114	(25)	152	(29)
Total	$890	$(32)	$318	$(53)	$1,208	$(85)
Number of securities (1)		228		45		269
Number of securities with other-than-temporary impairment		6		7		13

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$648	$(21)	$—	$—	$648	$(21)
U.S. government and agencies	3	0	—	—	3	0
Corporate securities	81	(4)	118	(20)	199	(24)
Mortgage-backed securities:
RMBS	189	(18)	86	(12)	275	(30)
CMBS	47	(2)	—	—	47	(2)
Foreign government securities	38	(4)	113	(27)	151	(31)
Total	$1,006	$(49)	$317	$(59)	$1,323	$(108)
Number of securities (1)		249		47		292
Number of securities with other-than-temporary impairment		5		7		12
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of March 31, 2017, 38 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of March 31, 2017 was $48 million. As of December 31, 2016, of the securities in an unrealized loss position for 12 months or more, 38 securities had unrealized losses greater than 10% of book value with an unrealized loss of $56 million. The Company has determined that the unrealized losses recorded as of March 31, 2017 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of March 31, 2017 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of March 31, 2017

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$82	$80
Due after one year through five years	857	851
Due after five years through 10 years	1,106	1,134
Due after 10 years	2,588	2,673
Mortgage-backed securities:
RMBS	459	468
CMBS	253	258
Total	$5,345	$5,464

Investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted aggregate to the amount of $12 million and $16 million, based on fair value, as of March 31, 2017 and December 31, 2016, respectively. The investment portfolio also contains securities that are held in trust by AGM for the benefit of AGE of approximately $209 million and $208 million as of March 31, 2017 and December 31, 2016, respectively, based on fair value.

No material investments of the Company were non-income producing for First Quarter 2017 and First Quarter 2016, respectively.

Externally Managed Portfolio

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a 2.5% allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments and surplus note from affiliate). The internally managed portfolio, as defined below, represents approximately 16% and 15% of the investment portfolio, on a fair value basis as of March 31, 2017 and December 31, 2016, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (loss mitigation securities). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets). During 2016, Assured Guaranty established an alternative investments group to focus on deploying a portion of the Company's excess capital to pursue acquisitions and develop new business opportunities that complement the Company's financial guaranty business, are in line with its risk profile and benefit from its core competencies. The alternative investments group has been investigating a number of such opportunities, including, among others, both controlling and non-controlling investments in investment managers.

Internally Managed Portfolio
Carrying Value

	As of March 31, 2017	As of December 31, 2016
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$908	$855
Other invested assets	9	9
Other	61	48
Total	$978	$912

Cash and Restricted Cash

The following table provides a reconciliation of the cash reported on the consolidated balance sheets and the cash and restricted cash reported in the statements of cash flows.

Cash and Restricted Cash

	As of March 31, 2017	As of December 31, 2016	As of March 31, 2016	As of December 31, 2015
	(in millions)
Cash	$30	$29	$23	$22
Restricted cash (1)	—	8	—	—
Total cash and restricted cash	$30	$37	$23	$22
____________________

(1)	Amounts relate to cash held in trust accounts and are reported in other assets in consolidated balance sheets. See Note 12, Reinsurance and Other Monoline Exposures, for more information.

10.    Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

Under New York insurance law, AGM and MAC may only pay dividends out of "earned surplus," which is the portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends, transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM and MAC may each pay dividends without the prior approval of the New York Superintendent of Financial Services (New York Superintendent) that, together with all dividends declared or distributed by it during the preceding 12 months, do not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period.

The maximum amount available during 2017 for AGM to distribute as dividends without regulatory approval is estimated to be approximately $192 million. Of such $192 million, $79 million was distributed by AGM to AGMH in First Quarter 2017 and none of such $192 million is available for distribution in the second quarter of 2017. The maximum amount available during 2017 for MAC to distribute as dividends to MAC Holdings, which is owned by AGM and AGC, without regulatory approval is estimated to be approximately $49 million, of which approximately $37 million is available for distribution in the second quarter of 2017. MAC currently intends to allocate the distribution of such $37 million over the remaining three quarters in 2017.

U.K. company law prohibits AGE from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends.

Dividends
By Insurance Company

	First Quarter
	2017	2016
	(in millions)
Dividends paid by AGM to AGMH	$79	$95
Dividends paid by MAC to MAC Holdings (1)	12	—
____________________

(1)	MAC Holdings distributed the entire amount to AGM and AGC, in proportion to their ownership percentages.

11.    Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (AGUS), an indirect parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

AGE, the Company’s U.K. subsidiary, had previously elected under U.S. Internal Revenue Code Section 953(d) to be taxed as a U.S. company. In January 2017, AGE filed a request with the U.S. Internal Revenue Service (IRS) to revoke the election, which was approved in May 2017. As a result of the revocation of the Section 953(d) election, AGE will no longer be liable to pay future U.S. taxes beginning in 2017. Therefore, the Company will write down AGE’s deferred tax asset associated with U.S. taxes in 2017. The impact to the consolidated financial statements, if any, is not expected to be material.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2017. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	First Quarter
	2017	2016
	(in millions)
Expected tax provision (benefit) at statutory rate	$60	$36
Tax-exempt interest	(9)	(9)
Stock based compensation	(2)	—
Other	(1)	0
Total provision (benefit) for income taxes	$48	$27
Effective tax rate	28.2%	25.7%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that the net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of March 31, 2017, AGUS has open tax years with the IRS for 2009 forward and was under audit for the 2009 - 2012 tax years. In December of 2016 the IRS issued a Revenue Agent Report (RAR) which did not identify any material adjustments that were not already accounted for in the prior periods. In April 2017, the Company received a final letter from the IRS to close the audit with no additional findings or changes, and as a result the Company expects to release previously recorded uncertain tax position reserve and accrued interest of approximately $10 million in the second quarter of 2017. The Company's U.K. subsidiary, AGE, is not currently under examination and has open tax years of 2015 forward.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.3 million for First Quarter 2017 and $0.8 million for 2016. As of March 31, 2017 and December 31, 2016, the Company has accrued $3.9 million and $3.6 million of interest, respectively.

The total amount of unrecognized tax positions as of March 31, 2017 and December 31, 2016 would affect the effective tax rate, if recognized, was $27.7 million and $27.0 million respectively.

12.    Reinsurance and Other Monoline Exposures
The Company assumes exposure on insured obligations (Assumed Business) and may cede portions of its exposure on obligations it has insured (Ceded Business) in exchange for premiums, net of ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.
Ceded and Assumed Business

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk to the reinsurer in exchange for the reinsurer receiving a share of the Company's premiums for the insured risk (typically, net of a ceding commission). The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

AGM is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC.

The Company has assumed business primarily from its affiliate, AGC.  Under this relationship, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium.  The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of the ceding company if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating.  Upon termination under these conditions, the Company may be required to return to the ceding company unearned premiums and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to the Assumed Business.  Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, the Company may be obligated to increase the level of ceding commission paid.

Effective as of March 1, 2017, the Company entered into a commutation agreement to reassume the entire portfolio previously ceded to one of its unaffiliated reinsurers. The size of such portfolio was approximately $1.0 billion of par, consisting predominantly (over 97%) of U.S. public finance and international public and project finance exposures. For such reassumption, the Company received the statutory unearned premium and loss and loss adjustment expense reserves outstanding as of the commutation date, plus a commutation premium and, as a result, the Company recorded a gain of $73 million in other income. There were no commutations in First Quarter 2016.

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	First Quarter
	2017	2016
	(in millions)
Premiums Written:
Direct	$110	$25
Assumed	0	0
Ceded	(29)	(29)
Net	$81	$(4)
Premiums Earned:
Direct	$89	$138
Assumed	10	12
Ceded	(31)	(39)
Net	$68	$111
Loss and LAE:
Direct	$40	$63
Ceded	(16)	(10)
Net	$24	$53

In addition to the items presented in the table above, the Company records in the consolidated statements of operations the effect of ceded credit derivative exposures. These amounts were losses of $1 million in First Quarter 2017, and $34 thousand in First Quarter 2016. The Company has no assumed credit derivative exposures.

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company also has exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by third party insurers and reinsurers as well as affiliated companies. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of March 31, 2017, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $86 million insured by National, $81 million insured by Ambac, $135 million insured by FGIC UK Limited, $53 million insured by AGC, $295 million insured by the Company's affiliate AGUK, and $8 million insured by other guarantors.

Monoline and Reinsurer Exposure by Company

	Par Outstanding
	As of March 31, 2017
Reinsurer	Ceded Par Outstanding (1)	Second-to- Pay Insured Par Outstanding (2)	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies:
AGC (3) (4)	$2,703	$330	$16,191
Assured Guaranty Re Ltd. (AG Re) (4)	53,453	—	—
Affiliated Companies	56,156	330	16,191
Non-Affiliated Companies:
Reinsurers rated investment grade:
Tokio Marine & Nichido Fire Insurance Co., Ltd. (4) (5)	3,309	—	—
National	—	2,542	—
Subtotal	3,309	2,542	—
Reinsurers rated BIG or not rated:
American Overseas Reinsurance Company Limited (4)	2,846	—	30
Syncora Guarantee Inc. (4)	1,950	418	462
ACA Financial Guaranty Corp.	621	—	—
Ambac	—	1,407	—
Financial Guaranty Insurance Company and FGIC UK Limited	—	598	—
MBIA Insurance Corporation	—	500	—
Ambac Assurance Corp. Segregated Account	—	55	—
Subtotal	5,417	2,978	492
Other (4)	21	1	0
Total Non-Affiliated Companies	8,747	5,521	492
Total	$64,903	$5,851	$16,683
____________________

(1)	Of the total ceded par to reinsurers rated BIG or not rated, $338 million is rated BIG.

(2)	The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG and/or not rated is $295 million.

(3)	Assumed par outstanding includes $16,162 million assumed by MAC from AGC. The par on second-to-pay exposure includes $167 million related to AGLN.

(4)
The total collateral posted by all affiliated and non-affiliated reinsurers required or had agreed to post collateral as of March 31, 2017, was approximately $858 million. The collateral excludes amounts posted by AGM for the benefit of AGE.

(5)	The Company benefits from trust arrangements that satisfy the triple-A credit requirement of S&P and/or Moody’s.

Amounts Due (To) From Reinsurers
As of March 31, 2017

	Assumed Premium	Ceded Premium, net of Commissions	Ceded Expected Loss to be Paid
	(in millions)
Affiliated Companies	$1	$(70)	$111
Non-Affiliated Companies:
Reinsurers rated investment grade	—	(9)	44
Reinsurers rated BIG or not rated:
American Overseas Reinsurance Company Limited	—	(4)	38
Syncora Guarantee Inc.	12	(17)	(6)
Subtotal	12	(21)	32
Other	—	(2)	—
Total Non-Affiliated Companies	12	(32)	76
Total	$13	$(102)	$187

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016. This facility replaces a similar $450 million aggregate excess of loss reinsurance facility that AGC, AGM and MAC had entered into effective January 1, 2014 and which terminated on December 31, 2015. The new facility covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGC, AGM and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGM, AGC and MAC paid approximately $9 million of premiums in 2016 (of which AGM and MAC paid approximately $8 million) for the term January 1, 2016 through December 31, 2016 and approximately $9 million (of which AGM and MAC paid approximately $8 million) of premiums for January 1, 2017 through December 31, 2017.

13.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, certain of the Company's subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future, including those described in the "Recovery Litigation," section of Note 4, Expected Loss to be Paid. For example, as described there, the Company has commenced several legal actions in the U.S. District Court for the District of Puerto Rico in connection with its Puerto Rico exposures. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

AGM receives subpoenas duces tecum and interrogatories from regulators from time to time.

On May 16, 2017, The Bank of New York Mellon, as trustee (the Trustee) for bonds (the COFINA Bonds) issued by COFINA, filed an adversary complaint for interpleader and declaratory relief with the Federal District Court for Puerto Rico to resolve competing and conflicting demands made by various groups of COFINA Bondholders, insurers of certain COFINA Bonds and COFINA, regarding funds held by the Trustee for certain COFINA Bond debt service payments scheduled to occur on and after June 1, 2017. On May 19, 2017, an order to show cause was entered permitting AGC and AGM to intervene in this matter.

Proceedings Resolved Since December 31, 2016

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3 (Wells Fargo), filed an interpleader complaint in the U.S. District Court for the Southern District of New York seeking adjudication of a dispute between Wales LLC (Wales) and AGM as to whether AGM is entitled to reimbursement from certain cashflows for principal claims paid in respect of insured certificates. After the court issued an opinion on September 30, 2016, denying a motion for judgment on the pleadings filed by Wales, Wales sold its interests in the MASTR Adjustable Rate Mortgage Trust 2007-3 certificates, and on March 20, 2017, the court dismissed the case.

14.    Credit Facilities

AGM CPS Securities

In June 2003, $200 million of AGM CPS, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the AGM Preferred Stock) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of March 31, 2017, the put option had not been exercised.

See Note 6, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

15.    Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2016	$45	$(10)	$35
Other comprehensive income (loss) attributable to AGM before reclassifications	18	12	30
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	0	8	8
Net investment income	(1)	—	(1)
Tax (provision) benefit	0	(3)	(3)
Total amount reclassified from AOCI, net of tax	(1)	5	4
Net current period other comprehensive income (loss) attributable to AGM	17	17	34
Balance, March 31, 2017	$62	$7	$69

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$133	$(23)	$110
Other comprehensive income (loss) attributable to AGM before reclassifications	32	(12)	20
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(3)	12	9
Net investment income	(3)	—	(3)
Tax (provision) benefit	2	(4)	(2)
Total amount reclassified from AOCI, net of tax	(4)	8	4
Net current period other comprehensive income (loss) attributable to AGM	28	(4)	24
Balance, Match 31, 2016	$161	$(27)	$134

16.	Subsequent Events

Subsequent events have been considered through June 20, 2017, the date on which these financial statements were issued.